CLOSED-END FUND DISTRIBUTION SERVICES AGREEMENT

THIS CLOSED-END FUND DISTRIBUTION SERVICES AGREEMENT (this “Agreement”) is made, as of December 15, 2021 (the “Effective Date”), by and between NYLIFE Distributors LLC (“Distributors”) and RiverNorth Capital Management, LLC (the “Adviser”), relating to certain services to be provided by Distributors to the Adviser with respect to a proposed closed-end investment company, currently named RiverNorth Managed Duration Municipal Income Fund II, Inc. (the “Fund”).

WHEREAS, the Adviser is the investment adviser to the Fund;

WHEREAS, the Fund will be operated as a closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Fund will offer for sale common shares of beneficial interest (the “Shares” and the holders of the Shares being referred to herein as the “Shareholders”);

WHEREAS, in connection with serving as investment adviser to the Fund, the Adviser wishes to retain Distributors to provide the distribution, marketing and support services set forth herein to the Adviser (and indirectly to the Fund) under the terms and conditions stated below, and Distributors is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.	APPOINTMENT. The Adviser hereby retains Distributors to furnish, and Distributors hereby agrees to furnish, the services set forth in paragraph 2 below.

2.	SERVICES AND DUTIES OF DISTRIBUTORS. At such times and to the extent that the Adviser may reasonably request, Distributors’ registered representatives will assist the Adviser with the distribution of the Shares in the Fund’s initial public offering (the “Offering”) and sales support for Shareholders after the Offering by:

(a)	making its registered representatives available to the Adviser and the Fund to aid in the distribution of the Shares and to generally provide sales services with respect to the Shares;

(b)	developing and coordinating a targeted “road show” with respect to the Offering;

(c)	assisting in the customization of marketing materials for use by, and presentations to the sales networks at, broker-dealers that distribute the Shares;

(d)	assisting in the review of educational materials made available to prospective investors and broker-dealers;

(e)	assisting in scheduling and marketing national, informational conference calls in targeted broker-dealer channels for the Offering;

(f)	organizing and hosting educational meetings with key financial advisers, closed-end fund wholesalers, analysts, service providers and ratings and information organizations that cover closed-end funds;

(g)	making such reports and recommendations to the board of directors of the Fund (the “Board”) as the Board and/or the Adviser may reasonably request or deem appropriate;

(h)	replying to requests for information from broker-dealers or prospective investors concerning the Shares, the Offering or the Fund;

(i)	assisting in the drafting of press releases in connection with the Offering; providing the sales support and marketing services typical for an offering of the Shares;

(j)	replying to requests for information concerning the Fund from brokers-dealers, financial advisors, and other relevant financial professionals;

(k)	providing support in the secondary market of the Fund through written and oral communications with the Fund’s New York Stock Exchange specialist, the closed-end fund analyst community and various information providers specializing in the dissemination of closed-end fund information;

(l)	assisting in preparing reports including performance updates to be sent to broker-dealers and the closed-end fund analyst community;

(m)	assisting in disseminating to the investment community the Fund’s investment strategies enhancements;

(n)	assisting in dissemination of portfolio commentary to support ongoing inquiries from home office staff, financial advisors and closed-end fund analysts;

(o)	providing product management support to address ad hoc questions and competitive analysis inquiries from financial advisors or closed-end fund analysts;

(p)	hosting analyst or investor education meetings as appropriate; and

(q)	providing such other services as the parties may mutually agree from time to time.

For the avoidance of doubt, such distribution and marketing services shall not involve acting as underwriter of any offerings of the Fund on a firm commitment or best efforts basis.

For the avoidance of doubt, Distributors acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund, the Offering or the Shares other than as contained in the Fund’s prospectus and statement of additional information or any sales literature and advertising or marketing materials specifically approved by the Adviser for use by Distributors in connection with the performance of the services provided by Distributors hereunder.

Distributors further acknowledges and agrees that it will not use or cause to be used any sales literature or advertising or marketing materials in connection with the Offering unless such sales literature or advertising or marketing materials have, if required by applicable law or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), been filed with FINRA in a timely manner and, if required by applicable law or the rules and regulations, FINRA has indicated that such sales literature or advertising or marketing materials appear consistent with applicable standards.

3.	SERVICES NOT EXCLUSIVE. The services to be provided hereunder by Distributors are not deemed to be exclusive, and Distributors and each of its members, officers, employees and affiliates are free to render such services to other funds or clients.

4.	COMPLIANCE WITH LAW. In all matters pertaining to the performance of this Agreement, Distributors will act in conformity with the reasonable directions of the Adviser and the Board, officers and employees of the Fund and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal and state laws and regulations, including, without limitation rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and FINRA.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF DISTRIBUTORS.

Distributors represents, warrants and agrees as follows:

(a)	Distributors has obtained all necessary registrations, licenses and approvals in order to perform the services provided in this Agreement. Distributors is registered as a broker-dealer with the SEC, is a member of FINRA and is registered in each state where such registration is required. Distributors covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)	Distributors shall promptly notify the Adviser (i) in the event that the SEC, FINRA or any other United States or state regulatory authority, governmental agency or body or securities exchange or association has censured Distributors’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, or (ii) of any change to Distributors that materially and adversely affects its ability to perform services under this Agreement.

(c)	(i) Distributors is a validly existing entity and has full corporate power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Distributors and constitutes the binding and enforceable obligation of Distributors in accordance with its terms, and (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which Distributors is a party or by which Distributors is bound or affected, or under any order, rule or regulation applicable to Distributors of any court or any governmental body or administrative agency having jurisdiction over Distributors, except for those breaches or defaults that would not materially and adversely affect Distributors’s ability to perform its obligations under this Agreement.

(d)	Any information furnished by Distributors expressly for use in the Fund’s registration statement, prospectus, statement of additional information, sales literature or advertising or marketing materials does not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISER.

(a)	The Adviser agrees that it shall promptly notify Distributors (i) in the event that the SEC or any other United States or state regulatory authority, governmental agency or body or securities exchange or association has censured in writing the Adviser’s or the Fund’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions, (ii) in the event that there is a change of control of the Adviser or (iii) of any change to the Adviser that materially and adversely affects the Adviser’s ability to perform its obligations under this Agreement.

(b)	The Adviser represents and warrants that (i) it is a validly existing entity and has full power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes the binding and enforceable obligation of the Adviser in accordance with its terms, (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Adviser is a party or by which the Adviser is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it, and (iv) the Adviser is, or will be prior to the commencement of investment operations of the Fund, registered as an investment adviser under the Investment Advisers Act of 1940 and in any state where registration is required.

7.	COMPENSATION.

(a)	As compensation for the services to be provided by Distributors to the Adviser under this Agreement, the Adviser shall pay Distributors as follows:

1.	Within 10 business days of the closing date of the initial offering of the Fund’s shares, the Adviser shall pay Distributors a fee in an amount equal to 0.25% (25 basis points) of the total price to the public of the Shares sold in the Fund’s Offering (including any Shares offered pursuant to an underwriter’s overallotment option); and

2.	Starting on June 30, 2022, and continuing for 28 calendar quarters, within 10 business days of the closing of the calendar quarter, the Adviser shall pay Distributors a fee in an annualized amount equal to 0.125% (12.5 basis points) of the Fund’s daily average net assets for the quarter when payment is due. To avoid ambiguity, the payment due on June 30, 2022, will be based on the Fund’s average daily net assets for the period April 1, 2022 to June 30, 2022.

(b)	If, prior to the end of the term of this Agreement described in paragraph 7(a)(2) above, the Fund merges with another registered investment company, then the net assets of the Fund on the day prior to such transaction shall be the multiplier for the calculation of the quarterly fees remaining payable as described in paragraph 6(a)(2).

(c)	As compensation for the services under this Agreement, Distributors may pay compensation to those persons who are registered representatives of Distributors.

8.	REIMBURSEMENT OF EXPENSES. Within 45 business days of the earlier of the closing date of the Offering or the termination of this Agreement pursuant to paragraph 10(a)(ii)-(iv), the Adviser will promptly reimburse Distributors for all reasonable and documented out-of-pocket expenses incurred by it and its registered representatives providing services in connection with this Agreement, including expenses associated with hosting events and meetings as contemplated under this Agreement and expenses associated with travel, lodging, meals, printing, shipping, mailing expenses and other similar expenses. Such out-of-pocket expenses shall not exceed $200,000, without the prior written approval of the Adviser. Distributors shall invoice the Adviser and provide reasonable evidence of such expenses.

9.	LIMITATION OF LIABILITY OF DISTRIBUTORS. Distributors will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Adviser in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, from the reckless disregard by it of its duties under this Agreement or from a material breach by Distributors of any representation, warranty or covenant hereunder (“Distributors Disabling Conduct”).

The Adviser agrees to indemnify, defend and hold Distributors, its members and officers, and any person who controls Distributors within the meaning of Section 15 of the 1933 Act (collectively, “Distributors Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable and documented costs of investigating or defending such claims, demands or liabilities and the reasonable and documented fees of one counsel incurred in connection therewith) that any Distributors Indemnified Persons may incur arising out of or relating to (i) the Adviser’s breach of any of its representations, warranties or covenants contained in this Agreement, (ii) the Adviser’s failure to comply with any applicable laws or regulations, or (iii) the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or the Adviser’s reckless disregard by it of its duties under this Agreement, but only to the extent that such liability or expense incurred by the Distributors Indemnified Persons or resulting from such claims or demands shall not arise out of or be based upon Distributors Disabling Conduct.

10.	LIMITATION OF LIABILITY OF THE ADVISER. The Adviser will not be liable for any act or omission or for any error of judgment or for any loss suffered by Distributors in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, from the reckless disregard by it of its duties under this Agreement or from a material breach by the Adviser of any representation, warrant or covenant hereunder (“Adviser Disabling Conduct”).

Distributors agrees to indemnify, defend and hold the Fund, the Adviser, their several officers and directors, and any person who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933 (collectively, “Adviser Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable and documented costs of investigating or defending such claims, demands or liabilities and reasonable and documented fees of one counsel incurred in connection therewith) that any Adviser Indemnified Persons may incur arising out of or relating to (i) Distributors’s breach of any of its representations, warranties or covenants contained in this Agreement, (ii) Distributors’s failure to comply with any applicable laws or regulations, or (iii) Distributors’s willful misfeasance, bad faith or gross negligence in the performance of its duties or Distributors’s reckless disregard by it of its duties under this Agreement, but only to the extent that such liability or expense incurred by the Adviser Indemnified Persons or resulting from such claims or demands shall not arise out of or be based upon Adviser Disabling Conduct.

11.	TERMINATION.

(a)	This Agreement shall continue from the date of execution hereof to a date which is 7 years from the date of the completed Offering.

(b)	This Agreement may be terminated solely as follows:

(i)	The Adviser may terminate this Agreement upon 10 days’ prior written notice to Distributors in the event of a material breach by Distributors of any of its obligations, representations, warranties or covenants contained in this Agreement, which shall not have been cured within sixty (60) days of Distributors’ receipt of written notice of such breach.

(ii)	Distributors may terminate this Agreement upon 10 days’ prior written notice to the Adviser in the event of a material breach by the Adviser of any of its obligations, representations, warranties or covenants contained in this Agreement.

(iii)	This Agreement may also be terminated upon the express written mutual agreement of Distributors and the Adviser upon 30 days’ prior written notice.

(iv)	This Agreement will terminate in the event the Fund does not consummate its initial public offering of Fund Shares with 30 days of its initially contemplated date for the closing of the initial public offering of the Fund’s Shares.

(b)	In the event that the Adviser terminates this Agreement pursuant to paragraph 11(b)(i), the Adviser shall not be responsible for paying any fee to Distributors or for reimbursing any expense of Distributors pursuant to paragraph 8 above.

Upon termination of this Agreement pursuant to paragraphs 11(b)(ii) – (iv), the Adviser shall pay any fees due to Distributors or reimburse any expenses due to Distributors pursuant to paragraph 8 above.

12.	AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged, amended or terminated orally, but only by an instrument in writing signed by Distributors and the Adviser.

13.	CONFIDENTIALITY. Distributors and the Adviser each acknowledge that it may obtain certain confidential information of the other party to this Agreement or, in the case of Distributors, of the Fund or its Shareholders, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets, provided that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party to which the confidential information relates or originates or (ii) such disclosure is required by applicable laws, rules, and regulations, or such disclosure is made to a regulatory authority in the normal course of an examination, audit or investigation involving the receipt or otherwise in response to a valid request by a regulatory authority. If a party is required or requested to disclose confidential information of another party pursuant to (ii) above, such party shall, to the extent not prohibited by applicable law, immediately notify the other parties to this Agreement in order to provide such parties the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.

For purposes of this Agreement, “confidential information” does not include information which, without any breach of Distributors or the Adviser of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2) is in the possession of Distributors or the Adviser (as the case may be) prior to disclosure by the other party, (3) is independently developed by Distributors or the Adviser (as the case may be) outside the scope of this Agreement and without use of confidential information or (4) is rightfully obtained by Distributors or the Adviser (as the case may be) from third parties who have no duty of confidentiality to the Adviser or Distributors, respectively.

In the performance of its obligations under this Agreement and in respect of any information provided to Distributors in connection with this Agreement, Distributors agrees to comply with all applicable laws and regulations related to the collection, storage, handling, processing and transfer of non-public personal information (“Applicable Data Security Laws”), and to implement and maintain appropriate security measures to protect the confidentiality, security and integrity of non-public personal information in the manner provided for under and to the extent required by all such Applicable Data Security Laws.

Distributors confirms that it is aware that securities laws of various jurisdictions restrict persons from trading in securities of an issuer while in possession of material non-public information regarding such issuer, and from communicating such information to a person under circumstances in which it is reasonably foreseeable that such person may trade in such security.

14.	GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be construed in accordance with the laws of the State of New York, notwithstanding any conflict of laws doctrines of any jurisdiction to the contrary.

15.	BOOKS AND RECORDS.

(a)	In compliance with the requirements of the 1940 Act and the Investment Advisers Act of 1940, Distributors hereby agrees that all records which it may maintain for the Fund or the Adviser, as the case may be, are the property of the Adviser and the Fund, as the case may be, and further agrees to surrender promptly to the Adviser or the Fund, as the case may be any of such records upon request. Distributors may retain such copies of records delivered to the Adviser or Fund as may be required to satisfy its record keeping requirements; provided that it holds such copies in strict confidence for as long as it retains them.

(b)	Distributors hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that Distributors renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Adviser and/or the Fund are being conducted in a manner consistent with applicable laws and regulations. If Distributors is required or requested to provide any information or reports to regulatory authorities, Distributors shall, to the extent not prohibited by applicable law, immediately notify the Adviser in order to provide the Adviser the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and Distributors agrees to provide reasonable assistance to the Adviser in seeking to prevent the release of the information.

16.	BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as otherwise provided herein, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except as specifically provided herein.

17.	BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of Distributors and the Adviser.

18.	EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

19.	ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

20.	WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

21.	MISCELLANEOUS. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.	NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent, if to the Adviser, to:

RiverNorth Capital Management, LC

c/o General Counsel

433 West Van Buren Street, Suite 1150-E

Chicago, IL 60607

Email: mcollins@rivernorth.com

Or if to Distributors, to:

NYLIFE Distributors LLC

51 Madison Avenue

New York, NY 10010

Attn: Office of the General Counsel

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

NYLIFE Distributors LLC

By:
Name: Kirk Lehneis
Title: Senior Managing Director

RiverNorth Capital Management, LLC

By:
Name: Marcus L. Collins
Title: General Counsel